Exhibit 99.1

NEWS RELEASE
Contacts: Union Drilling, Inc. Christopher D. Strong, CEO
Tina Castillo, CFO 817-735-8793 DRG&L Ken Dennard / Ben Burnham 713-529-6600

UNION DRILLING REPORTS

2011 SECOND QUARTER RESULTS

Expands Credit Facility to $150 Million

FORT WORTH, Texas, August 3, 2011 – Union Drilling, Inc. (NASDAQ: UDRL) announced today financial and operating results for the three and six month periods ended June 30, 2011.

Revenues for the second quarter of 2011 were $59.9 million compared to $43.7 million in the second quarter of 2010. The Company reported a net loss of $3.4 million for the quarter, or $0.15 per share, compared to a net loss of $5.3 million, or $0.23 per share, during the second quarter of 2010.

EBITDA for the second quarter of 2011 totaled $9.1 million compared to $3.6 million reported in the same period last year. For additional information regarding EBITDA as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

Christopher D. Strong, Union Drilling’s President and Chief Executive Officer, stated, “Top line growth has driven our earnings improvement both sequentially and over the prior year. Although margins expanded, utilization was lower than expected due to seasonal weather factors that persisted through much of May in Appalachia. Further, average operating cost per day was negatively affected by higher than anticipated repair and maintenance expense, primarily in Texas. Lowering our average operating expense per day is a top priority, provided we do so without sacrificing safety or drilling efficiency.

“Looking ahead, the third quarter is typically our strongest of the year and the overall outlook for the business is very positive. As previously disclosed, we have four new rigs backed by term contracts in the construction queue, with the first expected to be delivered late in the third quarter. With our expanded credit facility and anticipated cash flow from operations, we will continue to seek opportunities to acquire new rigs backed by term contracts.”

Operating Statistics

Union Drilling’s average marketed rig utilization for the second quarter of 2011 was 54.4%, up from 45.0% in the second quarter of 2010 (“year-over-year”), and essentially flat compared to 54.2% in the first quarter of 2011 (“sequential”). Revenue days totaled 3,516, up 21% year-over-year and up 2% sequentially. Average revenue per revenue day was $17,043, up 14% year-over-year and 5% sequentially. Operating expenses per revenue day for the second quarter of 2011 were $12,491 per revenue day, up 7% year-over-year and up 2% sequentially.

Drilling margins totaled $16.0 million, or 27% of revenues, compared year-over-year to 22% of revenues, and compared sequentially to 24% of revenues. Average drilling margin per revenue day totaled $4,552 for the second quarter of 2011, up 36% year-over-year, and 17% sequentially. For additional information regarding drilling margin as a non-GAAP financial measure, please refer to the disclosures contained at the end of this release.

2011 Year-To-Date Results

For the six months ended June 30, 2011, Union Drilling reported a net loss of $8.0 million, or $0.35 per share, on revenues of $115.9 million, compared to a net loss of $11.3 million, or $0.49 share, on revenues of $82.3 million for the same period in 2010. Year-to-date 2011 EBITDA more than doubled to $15.5 million compared to $7.3 million in 2010.

Drilling margin for the first six months of 2011 totaled $29.4 million, or 25% of revenues, compared to $18.8 million, or 23% of revenues for the same period last year. The Company totaled 6,979 revenue days on 54.3% utilization in the first half of 2011 versus 5,441 revenue days on 42.3% utilization in the same period last year. Year-to-date revenue and drilling margin averaged $16,610 and $4,217 respectively per revenue day in 2011 compared to $15,133 and $3,461 during the same period in 2010.

Expanded Credit Facility

On August 1, 2011, a new lender was added, on the same contractual terms, to the Company’s Amended and Restated Revolving Credit and Security Agreement dated April 27, 2011, thereby increasing the maximum capacity from $125 million to $150 million. The facility matures in April 2016.

Conference Call

Union Drilling’s management team will hold a conference call on Thursday, August 4, 2011, at 10:00 a.m. Eastern time. To participate in the call, dial (480) 629-9818 ten minutes before the conference call begins and ask for the Union Drilling conference call. To listen to the live call on the Internet, please visit Union Drilling’s website fifteen minutes early to register, download and install any necessary audio software. For those who cannot listen to the live call, a telephonic replay will be available through August 11, 2011 and may be accessed by calling (303) 590-3030 and using the pass code 4449555#. Also, an archive of the webcast will be available after the call for a period of 60 days on the “Investor Relations” section of the Company’s website at www.uniondrilling.com.

About Union Drilling

Union Drilling, Inc., headquartered in Fort Worth, Texas, provides contract land drilling services and equipment to oil and natural gas producers in the United States. Union Drilling currently owns and markets 71 rigs and specializes in unconventional drilling techniques.

UDRL-E

Statements we make in this press release that express a belief, expectation or intention, as well as those which are not historical fact, are forward-looking statements within the meaning of the federal securities laws and are subject to risks, uncertainties and assumptions. These forward-looking statements may be identified by the use of words such as “expect,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words. These matters include statements concerning management’s plans and objectives relating to our operations or economic performance and related assumptions, including general economic and business conditions and industry trends, the continued strength or weakness of the contract land drilling industry in the geographic areas in which we operate, decisions about onshore exploration and development projects to be made by oil and gas companies, the highly competitive nature of our business, our future financial performance, including availability, terms and deployment of capital, the continued availability of qualified personnel, and changes in, or our failure or inability to comply with, government regulations, including those relating to workplace safety and the environment. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Further, we specifically disclaim any duty to update any of the information set forth in this press release, including any forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future events and, therefore, involve a number of assumptions, risks and uncertainties, including the risk factors described in our public filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K. Management cautions that forward-looking statements are not guarantees, and our actual results could differ materially from those expressed or implied in the forward-looking statements.

Union Drilling, Inc.

Statements of Operations

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenues
Total revenues	$59,924	$43,678	$115,919	$82,338

Cost and expenses
Operating expenses	43,918	33,906	86,493	63,510
Depreciation and amortization	12,803	12,072	25,412	25,005
General and administrative	7,248	5,960	14,501	11,690

Total cost and expenses	63,969	51,938	126,406	100,205

Operating loss	(4,045)	(8,260)	(10,487)	(17,867)

Interest expense, net	(280)	(243)	(667)	(425)
(Loss) gain on disposal of assets	248	(237)	444	151
Other income	67	27	154	47

Loss before income taxes	(4,010)	(8,713)	(10,556)	(18,094)

Income tax benefit	(577)	(3,369)	(2,527)	(6,782)

Net loss	$(3,433)	$(5,344)	$(8,029)	$(11,312)

Loss per common share:
Basic	$(0.15)	$(0.23)	$(0.35)	$(0.49)

Diluted	$(0.15)	$(0.23)	$(0.35)	$(0.49)

Weighted-average common shares outstanding:
Basic	23,189,449	23,176,009	23,186,555	23,151,664

Diluted	23,189,449	23,176,009	23,186,555	23,151,664

Union Drilling, Inc.

Operating Statistics

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Revenues	$59,924	$43,678	$115,919	$82,338
Operating expenses	$43,918	$33,906	$86,493	$63,510
Drilling margins	$16,006	$9,772	$29,426	$18,828

Revenue days	3,516	2,910	6,979	5,441
Marketed rig utilization	54.4%	45.0%	54.3%	42.3%

Revenue per revenue day	$17,043	$15,010	$16,610	$15,133
Operating expenses per revenue day	$12,491	$11,652	$12,393	$11,672
Drilling margin per revenue day	$4,552	$3,358	$4,217	$3,461

Union Drilling, Inc.

Balance Sheets

(in thousands, except share and per share data)

	June 30, 2011	December 31, 2010
	(unaudited)
Assets:
Current assets:
Cash and cash equivalents	$7,667	$4
Accounts receivable (net of allowance for doubtful accounts of $153 at both June 30, 2011 and December 31, 2010)	33,400	29,901
Inventories	1,067	1,252
Income tax recoverable	342	1,023
Prepaid expenses, deposits and other receivables	1,592	2,112
Deferred taxes	1,186	1,186

Total current assets	45,254	35,478
Intangible assets (net of accumulated amortization of $1,070 and $920 at June 30, 2011 and December 31, 2010, respectively)	1,130	1,280
Property, buildings and equipment (net of accumulated depreciation of $262,389 and $239,362 at June 30, 2011 and December 31, 2010, respectively)	278,298	263,210
Other assets	632	42

Total assets	$325,314	$300,010

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$16,021	$13,076
Current portion of notes payable for equipment	56	173
Financed insurance premiums	415	909
Current portion of customer advances	230	—
Accrued expense and other liabilities	11,007	9,696

Total current liabilities	27,729	23,854

Revolving credit facility	60,831	30,054
Deferred taxes	41,981	44,089
Other long-term liabilities	262	257

Total liabilities	130,803	98,254

Stockholders’ equity:
Common stock, par value $.01 per share; 75,000,000 shares authorized; 25,191,345 shares and 25,182,345 shares issued at June 30, 2011 and December 31, 2010, respectively	252	252
Additional paid in capital	171,572	170,788
Retained earnings	33,150	41,179
Treasury stock; 2,000,000 shares at both June 30, 2011 and December 31, 2010, respectively	(10,463)	(10,463)

Total stockholders’ equity	194,511	201,756

Total liabilities and stockholders’ equity	$325,314	$300,010

EBITDA is earnings before net interest, income taxes, depreciation and amortization and non-cash impairment. The Company believes EBITDA is a useful measure of evaluating its financial performance because it is used by external users, such as investors, commercial banks, research analysts and others, to assess: (1) the financial performance of Union Drilling’s assets without regard to financing methods, capital structure or historical cost basis, (2) the ability of Union Drilling’s assets to generate cash sufficient to pay interest costs and support its indebtedness, and (3) Union Drilling’s operating performance and return on capital as compared to those of other entities in our industry, without regard to financing or capital structure. EBITDA is not a measure of financial performance under generally accepted accounting principles. However, EBITDA is a common alternative measure of operating performance used by investors, financial analysts and rating agencies. A reconciliation of EBITDA to net earnings is included below. EBITDA as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Calculation of EBITDA:
Net loss	$(3,433)	$(5,344)	$(8,029)	$(11,312)
Interest expense, net	280	243	667	425
Income tax benefit	(577)	(3,369)	(2,527)	(6,782)
Depreciation and amortization	12,803	12,072	25,412	25,005

EBITDA	$9,073	$3,602	$15,523	$7,336

Drilling margin represents contract drilling revenues less contract drilling costs. Union Drilling believes that drilling margin is a useful measure for evaluating its financial performance, although it is not a measure of financial performance under generally accepted accounting principles. However, drilling margin is a common measure of operating performance used by investors, financial analysts, rating agencies and Union Drilling’s management. A reconciliation of drilling margin to operating income is included below. Drilling margin as presented may not be comparable to other similarly titled measures reported by other companies.

Union Drilling, Inc.

(in thousands, except day and per day data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Calculation of drilling margin:
Operating loss	$(4,045)	$(8,260)	$(10,487)	$(17,867)
Depreciation and amortization	12,803	12,072	25,412	25,005
General and administrative	7,248	5,960	14,501	11,690

Drilling margin	$16,006	$9,772	$29,426	$18,828

Revenue days	3,516	2,910	6,979	5,441

Drilling margin per revenue day	$4,552	$3,358	$4,217	$3,461